                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               January 20, 1995


                               FMC GOLD COMPANY
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            (Exact name of registrant as specified in its charter)


         Delaware                       1-9569                 88-0226676
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(State or other jurisdiction         (Commission           (I.R.S. Employer
     of incorporation)               File Number)         Identification No.)


                    5011 Meadowood Way, Reno, Nevada      89502
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              (Address of principal executive offices)  (Zip Code)


                                (702) 827-3777
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                        Registrant's telephone number,
                              including area code
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PAGE 2

Item 5.  Other Events
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On January 20, 1995, FMC Gold Company issued the following release:

FMC GOLD SUBSIDIARY FILES MOTION TO STAY INJUNCTION THAT AFFECTS BEARTRACK MINE CHICAGO, Jan. 20, 1995 -- FMC Gold Company today announced that its subsidiary, Meridian Gold Company, has filed a motion to stay a preliminary injunction as it applies to Meridian's Beartrack mining property within the Salmon National Forest in Idaho. The injunction was issued by the U.S. District Court in Idaho on Jan. 12, 1995, and calls for a halt to all grazing, logging, mining and road-building activities in Idaho national forests.

     The company expects the Court to provide a response on Monday, Jan. 23, Meanwhile, FMC Gold and Meridian are cooperating with the U.S. Forest Service.

     The injunction was issued in response to a complaint filed by two conservation organizations, the Pacific Rivers Council and The Wilderness Society, to protect the endangered species of salmon. As part of the order, the Court also instructed the U.S. Forest Service to reinitiate formal consultation with the National Marine Fisheries Service on all the national forest plans in Idaho. In the same order, the Court invited projects such as Beartrack, identified as "not likely to adversely affect" salmon, to come forward to determine if they may proceed pending completion of agency consultations on the overall forest plans.

     In May 1994, FMC Gold announced it would invest $57 million to develop the Beartrack gold deposit, which contains approximately one million ounces of proven and probable gold reserves. The decision followed a two-and-a-half-year environmental impact and permitting process and the receipt of a biological opinion by the National Marine Fisheries Service.


                                    -more-
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Page 3/FMC GOLD SUBSIDIARY FILES MOTION TO STAY INJUNCTION

The biological opinion issued by the National Marine Fisheries Service on March 31, 1994, states that development of the Beartrack property "is not likely to adversely affect the continued existence of threatened Snake River spring/summer Chinook salmon or result in the destruction or adverse modification of critical habitat of listed Snake River salmon."

     According to FMC Gold President and Chief Operating Officer Brian J. Kennedy, "The project has been designed in a safe and environmentally conscious manner and has met every test imposed by a myriad of both state and federal agencies throughout the prolonged permitting process.

     "The process involved extensive environmental analysis of the project's potential effects, including a review of the impact on fish and fish habitats based on water quality and habitat degradation issues," he said. "Based on the permitting process, the company incorporated extensive environmental protection measures into the project, and addressed all concerns raised during public testimony or in written comments. We also believe all technical conclusions were derived from fully documented, valid scientific data by competent scientists."

     Initial plans called for the Beartrack mine to be operating by mid-1995. Today, the Beartrack project has 380 people working on site to construct and operate the mine. When the mine is operational, if will employ a full-time work force of 140 during the estimated seven-year life of the mine.


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Page 4

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        FMC GOLD COMPANY
                                                        Registrant

Date: January 20, 1995                                  By:    Robert L. Day
                                                        Title: Secretary